FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 27, 2015	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY THIRD QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $0.085 PER POST-SPLIT COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, APRIL 28, AT 3:30PM CENTRAL TIME

Highlights:

•
Preliminary fiscal year 2015 third quarter earnings per common share (diluted) were reported at $.44, up from $.32 (split-adjusted) in the year ago period, as net income available to common shareholders increased to $3.3 million, compared to $2.2 million in the year ago period. Earnings per common share (diluted) were down $.01 on a split-adjusted basis from the second quarter of fiscal 2015, the linked quarter.

•
For the third quarter of fiscal 2015, return on average assets was 1.04%, while return on average common equity was 11.9%, as compared to a 0.93% return on average assets and 10.2% return on average common equity in the year ago period. In the second quarter of fiscal 2015, the linked quarter, return on average assets was 1.06%, and return on average common equity was 12.5%.

•
Net loan growth for the first nine months of fiscal 2015 was $248.5 million, or 31.0%. Of that amount, $190.4 million was attributable to the August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (collectively, "Peoples"). Deposits were up $271.2 million, or 34.5%, with the Peoples acquisition accounting for $222.2 million.

•
Net interest margin for the third quarter of fiscal 2015 was 3.89%, up from the 3.72% reported for the year ago period, and down from the net interest margin of 4.03% for the second quarter of fiscal 2015, the linked quarter.

•
Excluding securities gains, noninterest income was up 42.8% for the third quarter of fiscal 2015, compared to the year ago period, and down 4.3% from the second quarter of fiscal 2015, the linked quarter.

•
Noninterest expense was up 22.2% for the third quarter of fiscal 2015, compared to the year ago period, and down 5.8% from the second quarter of fiscal 2015, the linked quarter. While recent periods have included significant noninterest expense related to merger and acquisition activity, the current quarter included just $21,000 in these charges.

•
Non-performing assets were $8.7 million, or 0.66% of total assets, at March 31, 2015, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014, increasing primarily due to the Peoples acquisition and the second quarter migration to nonaccrual status of a previously classified credit that was identified as a purchased credit impaired loan in a previous acquisition.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common shareholders for the third quarter of fiscal 2015 of $3.3 million, an increase of $1.1 million, or 50.1%, as compared to $2.2 million in the same period of the prior fiscal year. The increase was attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for income taxes, and provision for loan losses. Preliminary net income available to common shareholders was $.44 per fully diluted common share for the third quarter of fiscal 2015, an increase of 37.5% as compared to the $.32 (split-adjusted) per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for the first nine months of fiscal 2015 was announced at $10.0 million, an increase of $2.8 million, or 38.7%, as compared to $7.2 million in the same period of the prior fiscal year. This increase was also attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for income taxes, and provision for loan losses. Preliminary net income available to common shareholders was $1.33 per fully diluted common share for the first nine months of fiscal 2015, an increase of 25.5% as compared to the $1.06 (split-adjusted) per fully diluted common share earned during the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 21, 2015, declared its 84th consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $0.085 per share will be paid May 29, 2015, to common shareholders of record at the close of business on May 15, 2015. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 28, 2015, at 3:30 p.m., central time (4:30 p.m., eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available one hour following the conclusion of the call, through May 12, 2015. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10065091. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2015, primarily due to the Peoples acquisition, but also due to continued organic loan growth.  Total assets increased $281.4 million, or 27.6%, to $1.3 billion at March 31, 2015, as compared to $1.0 billion at June 30, 2014. Balance sheet growth was funded primarily with acquired deposit balances and organic deposit growth.

Available-for-sale (AFS) securities increased $3.4 million, or 2.6%, to $133.6 million at March 31, 2015, as compared to $130.2 million at June 30, 2014. The increase is the result of AFS securities obtained in the Peoples acquisition, consisting primarily of mortgage-backed securities, mostly offset by securities sold, repaid, and matured. Cash equivalents and time deposits increased $6.9 million, or 41.6%, as compared to June 30, 2014, primarily as a result of the Peoples acquisition.

Loans, net of the allowance for loan losses, increased $248.5 million, or 31.0%, to $1.0 billion at March 31, 2015, as compared to $801.1 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $190.4 million in loans, at fair value. Including acquired loans, the increase in balances resulted mainly from growth in commercial real estate loans, residential real estate loans, and commercial loans.

Non-performing loans were $4.3 million, or 0.41% of gross loans, at March 31, 2015, as compared to $1.4 million, or 0.17% of gross loans, at June 30, 2014. Non-performing assets were $8.7 million, or 0.66% of total assets, at March 31, 2015, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Our allowance for loan losses at March 31, 2015, totaled $11.7 million, representing 1.11% of gross loans and 271% of non-performing loans, as compared to $9.3 million, or 1.14% of gross loans, and 663% of non-performing loans, at June 30, 2014. Non-performing loan and asset balances increased as a result of the Peoples acquisition, which included $1.7 million in nonperforming loans (at fair value) and $1.0 million in foreclosed real estate. The migration to nonaccrual status of a previously-classified purchased credit impaired relationship with a carrying value at March 31, 2015, of $1.5 million accounted for the remainder of the increase. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at March 31, 2015, is adequate, based on that measurement.

Total liabilities increased $259.6 million, or 28.5%, to $1.2 billion at March 31, 2015, as compared to $910.3 million at June 30, 2014. This growth was primarily attributable to the Peoples acquisition and organic deposit growth, partially offset by repayment of overnight Federal Home Loan Bank (FHLB) advances.

Deposits increased $271.2 million, or 34.5%, to $1.1 billion at March 31, 2015, as compared to $785.8 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $222.2 million in deposits, at fair value. Including assumed deposits, the increase in balances resulted mainly from growth in certificates of deposit, interest-bearing transaction accounts, noninterest-bearing transaction accounts, and money market deposit accounts. The average loan-to-deposit ratio for the third quarter of fiscal 2015 was 97.6% as compared to 100.0% for the same period of the prior fiscal year.

FHLB advances were $65.1 million at March 31, 2015, a decrease of $20.4 million, or 23.9%, as compared to $85.5 million at June 30, 2014. The decrease was attributable to the repayment of overnight borrowings with the utilization of cash equivalents obtained in the Peoples acquisition, the sale of AFS securities, and deposit growth, and was partially offset by the assumption of longer-term advances totaling $16.0 million, at fair value, as a result of the Peoples acquisition. Securities sold under agreements to repurchase totaled $28.0 million at March 31, 2015, as compared to $25.6 million at June 30, 2014, an increase of 9.4%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity increased $21.8 million, or 19.7%, to $133.0 million at March 31, 2015, from $111.1 million at June 30, 2014. The increase was due primarily to the issuance of shares of Company common stock in the Peoples acquisition, as well as retention of net income, and an increase in accumulated other comprehensive income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

During fiscal 2014, the Company closed on the acquisition of the Bank of Thayer in October 2013, and the acquisition of Citizens State Bank in February 2014 (collectively, the "Fiscal 2014 Acquisitions"). Along with the Peoples acquisition, which closed on August 5, 2014, the Fiscal 2014 Acquisitions impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company's net interest income for the three-month and nine-month periods ended March 31, 2015, was $11.7 million and $35.0 million, increases of $3.3 million and $10.9 million, respectively, or 38.7% and 45.0%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributable to 32.7% and 40.3% increases, respectively, in the average balance of interest-earning assets, combined with increases in net interest margin, to 3.89% and 3.95%, respectively, in the three- and nine-month periods ended March 31, 2015, from 3.72% and 3.82%, respectively, in same periods of the prior fiscal year.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Additionally, as discussed above, the Company closed on the Peoples acquisition in August 2014. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $69,000 and $244,000, respectively, for the three- and nine-month periods ended March 31, 2015, as compared to $109,000 and $481,000, respectively, in the same periods of the prior fiscal year. This component of net interest income contributed two and four basis points, respectively, to net interest margin in the three- and nine-month periods ended March 31, 2015, as compared to five and eight basis points, respectively, in the same periods of the prior fiscal year. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples acquisition was $558,000 and $1.7 million for the three- and nine-month periods ended March 31, 2015, with no comparable impact in the same periods of the prior fiscal year. This component of net interest income contributed an additional 19 basis points to net interest margin in both the three- and nine-month periods ended March 31, 2015. The Company expects the impact of the fair value discount accretion from the Fiscal 2011 Acquisition and Peoples acquisition to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay. Purchase accounting adjustments related to other acquisitions closed by the Company in recent periods have had a less significant impact on net interest income.

The provision for loan losses for the three- and nine-month periods ended March 31, 2015, was $837,000 and $2.5 million, respectively, as compared to $253,000 and $1.0 million in the same periods of the prior fiscal year. As a percentage of average loans, provision for loan losses represented an annualized charge of 0.32% and 0.33%, respectively, in the current three- and nine-month periods, as compared to 0.13% and 0.19%, respectively, in the same periods of the prior fiscal year. Annualized net charge offs as a percentage of average loans were 0.02% and 0.01%, respectively, in the current three- and nine-month periods, as compared to 0.35% and 0.14%, respectively, in the same periods of the prior fiscal year.

The Company's noninterest income for the three- and nine-month periods ended March 31, 2015, was $2.1 million and $6.3 million, increases of $632,000, or 43.2%, and $1.9 million, or 42.0%, respectively, as compared to the same periods of the prior fiscal year. The increase in the three-month period was attributed primarily to increases in bank card interchange income, deposit account service charges, loan late charges, and other loan fees, partially offset by a decline in gains realized on secondary market loan originations. The increase in the nine-month period was attributed primarily to increases in deposit account service charges, bank card interchange income, loan late charges, gains realized on secondary market loan originations, and other loan fees, partially offset by a decrease in gains on the sale of available-for-sale securities. Generally, higher noninterest income levels are the result of additional deposit and loan relationships served by the Company as a result of the Fiscal 2014 Acquisitions and the Peoples acquisition. Additionally, the Company is realizing benefits from a December increase in the Bank's NSF fee and the Bank's new debit card processing contract, which was entered into at the beginning of the current fiscal year.

Noninterest expense for the three- and nine-month periods ended March 31, 2015, was $8.1 million and $24.3 million, respectively, increases of $1.5 million, or 22.2%, and $6.9 million, or 39.5%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed to compensation and benefits, occupancy expenses, amortization of core deposit intangibles, advertising, and other expenses, which resulted primarily from the Fiscal 2014 Acquisitions and the Peoples acquisition, partially offset by declines in legal and professional fees, and bankcard network expense. Included in noninterest expense was $21,000 and $508,000, respectively, in merger-related charges recognized in the three- and nine-month periods ended March 31, 2015, with $356,000 and $1.1 million in comparable expenses in the same periods of the prior fiscal year. Additionally, in the same periods of the prior fiscal year, the Company incurred a $376,000 charge for liquidated damages for the early termination of its debit card processing contract. The efficiency ratio for the three- and nine-month periods ended March 31, 2015, was 58.7% and 58.9%, respectively, as compared to 66.9% and 61.2%, respectively, for the same periods of the prior fiscal year, and has varied of late due to recent acquisition activity, the non-recurring expenses associated with each, and the termination of the debit card processing contract in the prior fiscal year's periods.

The income tax provision for the three- and nine-month periods ended March 31, 2015, was $1.5 million and $4.3 million, respectively, increases of $716,000, or 91.6%, and $1.6 million, or 57.1%, as compared to the same periods of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, to 30.8% and 30.0%, respectively, in the current three- and nine-month periods, from 25.8% and 27.4%, respectively, in the same periods of the prior fiscal year. The effective rate has trended higher over the previous four quarters, attributable primarily to an increase in pre-tax income and average assets, without corresponding increases in tax-advantaged income and investments, as well as an increase in non-deductible expenses.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	dollars in thousands, except per share data
Summary Balance Sheet Data as of:	March 31, 2015	June 30, 2014

Cash equivalents and time deposits	$23,496	$16,587
Available for sale securities	133,637	130,222
FHLB/FRB Membership stock	6,475	5,993
Loans receivable, gross	1,061,267	810,315
Allowance for loan losses	11,743	9,259
Loans receivable, net	1,049,524	801,056
Bank-owned life insurance	19,549	19,123
Intangible assets	9,007	3,936
Premises and equipment	37,490	22,466
Other assets	23,680	22,039
Total assets	$1,302,858	$1,021,422

Interest-bearing deposits	$935,347	$717,688
Noninterest-bearing deposits	121,647	68,113
Securities sold under agreements to repurchase	27,960	25,561
FHLB advances	65,080	85,472
Other liabilities	5,232	3,750
Subordinated debt	14,635	9,727
Total liabilities	1,169,901	910,311

Preferred stock	20,000	20,000
Common stockholders' equity	112,957	91,111
Total stockholders' equity	132,957	111,111

Total liabilities and stockholders' equity	$1,302,858	$1,021,422

Equity to assets ratio	10.21%	10.88%
Common shares outstanding	7,413,666	6,680,880
Less: Restricted common shares not vested	73,200	72,000
Common shares for book value determination	7,340,466	6,608,880
Book value per common share	$15.39	$13.79
Closing market price	18.87	17.85

	dollars in thousands, except per share data
Nonperforming asset data as of:	March 31, 2015	June 30, 2014

Nonaccrual loans	$4,200	$1,266
Accruing loans 90 days or more past due	137	130
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	4,337	1,396
Other real estate owned (OREO)	4,291	2,912
Personal property repossessed	36	65
Nonperforming investment securities	-	-
Total nonperforming assets	$8,664	$4,373

Total nonperforming assets to total assets	0.66%	0.43%
Total nonperforming loans to gross loans	0.41%	0.17%
Allowance for loan losses to nonperforming loans	270.76%	663.25%
Allowance for loan losses to gross loans	1.11%	1.14%

Performing troubled debt restructurings	$3,620	$4,778

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	dollars in thousands, except per share data
	For the three-month period ended		For the nine-month period ended
Average Balance Sheet Data:	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Interest-bearing cash equivalents	$16,148	$10,803	$21,339	$5,996
Available for sale securities and membership stock	147,433	135,282	153,037	115,540
Loans receivable, gross	1,040,371	761,120	1,007,084	720,706
Total interest-earning assets	1,203,952	907,205	1,181,460	842,242
Other assets	92,966	60,801	86,836	56,881
Total assets	$1,296,918	$968,006	$1,268,296	$899,123

Interest-bearing deposits	$943,035	$697,052	$899,026	$647,082
Securities sold under agreements to repurchase	26,256	25,470	24,776	23,939
FHLB advances	57,596	64,557	88,427	58,417
Subordinated debt	14,626	9,717	13,933	8,774
Total interest-bearing liabilities	1,041,513	796,796	1,026,162	738,212
Noninterest-bearing deposits	123,033	64,053	114,731	55,343
Other noninterest-bearing liabilities	754	763	1,168	1,239
Total liabilities	1,165,300	861,612	1,142,061	794,794

Preferred stock	20,000	20,000	20,000	20,000
Common stockholders' equity	111,618	86,394	106,235	84,329
Total stockholders' equity	131,618	106,394	126,235	104,329

Total liabilities and stockholders' equity	$1,296,918	$968,006	$1,268,296	$899,123

	dollars in thousands, except per share data
	For the three-month period ended		For the nine-month period ended
Summary Income Statement Data:	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Interest income:
Cash equivalents	$16	$14	$98	$20
Available for sale securities and membership stock	918	805	2,826	2,025
Loans receivable	12,975	9,497	38,560	27,674
Total interest income	13,909	10,316	41,484	29,719
Interest expense:
Deposits	1,756	1,493	5,060	4,447
Securities sold under agreements to repurchase	30	34	84	97
FHLB advances	301	272	973	814
Subordinated debt	125	83	379	223
Total interest expense	2,212	1,882	6,496	5,581
Net interest income	11,697	8,434	34,988	24,138
Provision for loan losses	837	253	2,526	1,048
Securities gains	3	(2)	6	108
Other noninterest income	2,091	1,464	6,255	4,301
Noninterest expense	8,091	6,619	24,282	17,412
Income taxes	1,497	781	4,338	2,762
Net income	3,366	2,243	10,103	7,325
Less: effective dividend on preferred shares	50	50	150	150
Net income available to common shareholders	$3,316	$2,193	$9,953	$7,175

Basic earnings per common share	$0.45	$0.33	$1.36	$1.09
Diluted earnings per common share	0.44	0.32	1.33	1.06
Dividends per common share	0.085	0.080	0.255	0.240
Average common shares outstanding:
Basic	7,413,000	6,623,000	7,310,000	6,592,000
Diluted	7,604,000	6,847,000	7,499,000	6,798,000

Return on average assets	1.04%	0.93%	1.06%	1.09%
Return on average common shareholders' equity	11.9%	10.2%	12.5%	11.3%

Net interest margin	3.89%	3.72%	3.95%	3.82%
Net interest spread	3.77%	3.61%	3.84%	3.69%

Efficiency ratio	58.7%	66.9%	58.9%	61.2%